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                                                                    Exhibit 23.3


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors and Partners of
      AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP



We have issued our reports dated June 2, 2005 accompanying the consolidated financial statements and supplemental consolidated financial statements of American Real Estate Holdings Limited Partnership for the year ended December 31, 2004, which are included in this Registration Statement. We consent to the use of the aforementioned reports in the Registration Statement and to the use of our name as it appears under the caption "Experts."

                                        /s/ GRANT THORNTON LLP

New York, New York
June 20, 2005